Exhibit 10-31

AMENDMENT NO. 1
TO THE
ENERGY EAST CORPORATION
ERISA EXCESS PLAN
EFFECTIVE AS OF
JANUARY 1, 2005

WHEREAS, Energy East Corporation (the "Company") established the Energy East Corporation ERISA Excess Plan (the "Plan"), effective as of January 1, 2005; and

WHEREAS, the Company desires to amend the Plan, as permitted by Section 7.1 of the Plan, to permit a limited timing of payment election.

          NOW, THEREFORE, the Plan is amended, effective as of August 1, 2007 as follows:

1.     Section 4.2 of the Plan is hereby amended by adding the following paragraph to the end of Section 4.2:

"If Wesley von Schack so elects on or prior to 12/31/07, then, notwithstanding anything else contained herein, he will receive the retirement benefit described in Article 4, as actuarially determined pursuant to his Employment Agreement (dated December 31, 2006), in a single lump sum upon the earlier of (i) the date of the consummation of a transaction which is a "change in the ownership or effective control of the corporation or in the ownership of a substantial portion of the assets of the corporation" (as such term is defined in Treasury Regulation Section 1.409A), (for this purpose the Company is the "corporation"), or (ii) the date payment would be made as a result of his termination of employment with the Company and it affiliates in accordance with the termination of employment provisions in Article 4."

All the provisions of the Plan not specifically mentioned in this Amendment No. 1 shall be considered modified to the extent necessary to be consistent with the changes made in this Amendment No. 1.

IN WITNESS WHEREOF OF THE ADOPTION OF THIS AMENDMENT NO. 1, Energy East Corporation has set its hand and seal to this Amendment No. 1 as of the 31st day of July, 2007.

ENERGY EAST CORPORATION

Witness: /s/Michelle Taylor	By: /s/R.R. Benson
Its: